Exhibit 99.6

Perma-Fix Completes Acquisition of Safety & Ecology
Holdings Corporation and its Subsidiaries

ATLANTA – November 1, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that it has completed its acquisition of Safety & Ecology Holdings Corporation and its subsidiaries (“SEC”) from Homeland Security Capital Corporation (“Homeland”) for $19.4 million, after working capital adjustments, consisting of $16.9 million in cash, along with a 3-year unsecured $2.5 million promissory note, bearing an annual interest rate of 6%. Perma-Fix has the right to prepay the note without penalty or interest and has agreed to prepay $500,000 of the Note within 10 days after closing.  In connection with the transaction, Perma-Fix assumed approximately $8.3 million of working capital and approximately $8.9 million of net tangible assets. Simultaneous with the closing, certain key management investors of SEC have purchased approximately $1.0 million of Perma-Fix' restricted common stock in a private placement, with the purchase price for the stock deducted from the cash portion of the purchase price.

SEC, headquartered in Knoxville, Tennessee, specializes in the remediation of nuclear materials for the U.S. Department of Energy, U.S. Department of Defense, other federal agencies and commercial customers.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "We are pleased to have completed the acquisition of SEC.  By combining SEC with our existing onsite services business, we now offer comprehensive end-to-end nuclear waste solutions.  We look forward to leveraging our combined capabilities, expertise and respective government and commercial customers in the years ahead.”

In connection with the acquisition of SEC, the Company entered into an Amended and Restated Revolving Credit, Term Loan and Security Agreement (“The Agreement”) with PNC Bank, National Association (“PNC”), as lender and as agent.  The Agreement provides for a Credit Facility of (a) up to $25.0 million secured revolving credit, subject to a borrowing based on a certain percentage of eligible receivables and reserves; (b) a term loan of $16.0 million, which requires monthly installments of approximately $190,000; and (c) up to $2.5 million equipment line, subject to certain limitations.  The $43.5 million Credit Facility terminates as of October 31, 2016, unless sooner terminated pursuant to its terms.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. provides nuclear waste treatment and onsite services. The Company's nuclear waste treatment services include radioactive and mixed waste treatment for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and nuclear utilities. The Company’s onsite services group provides waste management personnel on clients’ sites for a variety of commercial and government customers. Nationwide, the Company operates four nuclear waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to:.we now offer one of the broadest and most comprehensive end-to-end nuclear waste solutions in the industry; and we look forward to leveraging our combined capabilities, expertise and respective government and commercial customers in the years ahead. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us or SEC fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2010 Form 10-K and Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.  The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:
David K. Waldman and Klea Theoharis-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316